Exhibit 5.1

[Letterhead of Mijares, Angoitia, Cortés y Fuentes, S.C.]

November 20, 2006

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.
Aeropuerto Internacional de Monterrey
Zona de Carga
Carretera Miguel Alemán, Km. 24 s/n
Apodaca, Nuevo León 66600
México

Re:                               Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.
Registration Statement on Form F-1

Dear Sirs:

We act as special Mexican counsel to Grupo Aeroportuario del Centro Norte, S.A.B. de C.V., a company organized under the laws of Mexico (the “Company”), in connection with the proposed sale by a trust established by the Ministry of Communications and Transportation with Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria, a Mexican development bank owned and controlled by the Mexican government (the “Selling Stockholder”), of its common Series B shares, no par value (the “Series B Shares”) in, among other jurisdictions, the United States in the form of American Depositary Shares representing such Common Shares (the “ADSs”), as described in the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”).

In furnishing this opinion, we have reviewed the Registration Statement and have examined such records, representations, documents, certificates, or other instruments, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation

(Acta Constitutiva) (the “Articles of Incorporation”) and the amended and restated Bylaws (Estatutos Sociales) (the “Bylaws”) of the Company and the resolutions of the meeting of the shareholders of the Company approving the issuance and the sale of the Series B Shares. We have assumed the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us.

Upon the basis of such examination, we are of the opinion that:

(i)                                     the Company has been duly incorporated and is validly existing as a corporation under the laws of Mexico; and

(iii)                               the Series B Shares underlying the ADSs have been legally issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of Mexico and we express no opinion as to the laws of any other jurisdiction.

We hereby give our consent to file this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ MIJARES, ANGOITIA, CORTÉS Y FUENTES, S.C.
Mijares, Angoitia, Cortés y Fuentes, S.C.